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EXHIBIT 99.1
                                                               NEWS ANNOUNCEMENT



CONTACT
Michael Doyle
Vice President and CFO
MDoyle@EasyLink.Com

               EASYLINK TO SEEK REPLACEMENT FOR DEPARTING DIRECTOR

PISCATAWAY, NJ---OCTOBER 13, 2004--- EasyLink Services Corporation (NASDAQ:
EASY), a leading global provider of services that power the exchange of information between enterprises and their customers, today announced that Stephen Duff will resign from EasyLink's Board of Directors effective November 12, 2004. Mr. Duff informed the Company that current and anticipated time constraints relating to his other investment duties require him to discontinue his service on the board. Mr. Duff, who is a board designee of Federal Partners, L.P. and is Chief Investment Officer of The Clark Estates, Inc., serves on the Compensation Committee of the Company's board. Federal Partners, L.P. will retain its contractual right to designate a member of EasyLink's board.

Mr. Duff said "EasyLink's progress in executing on its long-term strategy since I first joined the board in 2001 allows me to step down at a time in which I believe the Company's prospects are bright and its financial condition is greatly improved." Thomas Murawski, President and Chief Executive Officer of EasyLink, said "We greatly appreciate all of the assistance and valuable guidance that Steve provided to EasyLink since he has been a member of the board and thank him for his service."

EasyLink's independent directors have commenced a search for independent director candidates with a view to filling the vacancy created by Mr. Duff's departure. Nasdaq Marketplace Rule 4350(c) requires that a majority of the board of directors be comprised of independent directors. Three of EasyLink's six other members of the board are independent under Nasdaq's rules. If EasyLink does not appoint another independent director to its board on or before November 12, 2004, Nasdaq Rule 4350(c) will require EasyLink to regain compliance with the majority independent director requirement by the earlier of its 2005 annual shareholders meeting and one year after the effective date of Mr. Duff's departure.

ABOUT EASYLINK SERVICES CORPORATION:

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's global network handles over 1 million transactions every business day on behalf of over 60 of the Fortune 100 and 20,000 other companies worldwide. We facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

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This news release may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.



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